                                                                     EXHIBIT 2.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT made as of February 13, 2004 (the "Agreement") by and between Ionics, Incorporated, a Massachusetts corporation with principal offices at 65 Grove Street, Watertown, MA 02472 (the "Corporation"), and Lyman B. Dickerson, an individual residing at 280 Leucadendra Drive, Coral Gables, Florida 33156 (the "Employee").

                                   WITNESSETH

         WHEREAS, the Corporation desires that the Employee be employed as its Vice President, Water Systems Division (consisting of the operations described below) on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Employee desires to be employed by the Corporation in such capacity, on the terms and conditions set forth in this Agreement; and

         WHEREAS, the Employee has represented and warranted to the Corporation that he has no commitment, obligation or contract of any kind that is inconsistent with his being employed by the Corporation on the terms contained herein; and

         WHEREAS, this Agreement is being entered into in connection with, and its execution and delivery is a condition to the closing of, the sale to the Corporation of all of the outstanding capital stock, equity and membership interests of Ecolochem, Inc., Ecolochem S.A.R.L., Moson Holdings, LLC and Ecolochem International, Inc. (each, an "Ecolochem Entity" and collectively, the "Ecolochem Entities") by the holders thereof, including the Employee (the "Acquisition");

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements contained in this Agreement, the parties hereby agree as follows:

1. Duties. The Corporation hereby hires and agrees to employ the Employee, and the Employee agrees to be employed by the Corporation, in an executive capacity for the Term (as defined in Section 3(a) below) and on the terms and conditions set forth in this Agreement. During the Employment Term (as defined in Section 3(a) below), the Corporation shall employ the Employee as its Vice President, Water Systems Division (which includes, among other operations, the Ecolochem Entities, their respective subsidiaries and the Corporation's Ultrapure Water and Industrial Water operations), and as such, the Employee shall be the senior executive officer with responsibility for such Division and shall be responsible for managing the integration of the Ecolochem Entities with the Corporation's existing Ultrapure Water operations. During the Employment Term, the Employee shall report directly to, and shall be subject to the direction and control of, the Corporation's Chief Executive Officer, and the Employee shall be primarily based at Miami, Florida, except for reasonably required travel on the Corporation's business. During the Employment Term, the Employee shall devote substantially all of his business time, best efforts, and business judgment, skill, ability, knowledge, and energies to the advancement of the Corporation's best interests in the discharge of his responsibilities hereunder, which shall be the responsibilities commensurate with an executive position in a corporation with securities publicly traded in the United States.

2. Compensation.

         (a) Base Salary. During the Employment Term, as compensation for the Employee's services hereunder, the Corporation shall pay to the Employee a base salary of $20,833.33 per month (for an annual rate of $250,000), subject to such salary increases as may be granted by the Corporation's Board of Directors (the "Board"). The base salary shall be payable in installments in accordance with the Corporation's regular practices, as such practices may be modified from time to time, but in no event less often than monthly. All payments shall be subject to all applicable federal, state and/or local payroll and withholding taxes.

         (b) Bonus. In addition to his base salary, during the Employment Term, the Employee will be eligible to participate in any bonus program to be established by the





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

Corporation for its senior executive personnel, based upon criteria determined solely by the Board. In order to be eligible to receive any bonus, the Employee must be employed on the date upon which the bonus payment is made.

         (c) Stock Options. Employee shall be eligible to participate in any stock option plans that may be provided by the Corporation to its key employees from time to time, as determined by the Compensation Committee of the Board of Directors.

         (d) Benefits. During the Employment Term, the Employee shall be eligible to participate in all benefit plans of the Corporation, including, without limitation, the Ionics, Incorporated Section 401(k) plan, and group medical, dental, accident, disability, life and other health benefit plans of the Corporation, as may be provided by the Corporation from time to time to the Corporation's executives of comparable status, subject to, and to the extent that, the Employee is eligible under such benefit plans in accordance with their respective terms. The Employee will be entitled to first-class air travel on all air travel taken on behalf of the Corporation in furtherance of his duties as an executive employee. The Corporation will pay for the maintenance of all airline club memberships held by the Employee, to the extent not already provided on a complimentary basis in conjunction with Employee's credit card accounts. Notwithstanding anything in this Agreement to the contrary, The Employee will not be eligible to or permitted to participate in the Corporation's defined benefit pension plan.

         (e) Vacation. The Employee shall be entitled to five weeks of vacation for each calendar year during the Term, at such times as shall be mutually agreed upon by the Corporation and the Employee, and otherwise in accordance with the Corporation's regular practices, as such practices may be modified from time to time.

         (f) Expenses. During the Employment Term, the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder. The Corporation shall reimburse the Employee for all such expenses upon the presentation by the Employee, not less frequently than monthly, of signed, itemized expense reports, together with any receipts or vouchers, in accordance with the Corporation's policies and procedures as adopted and in effect from time to time applicable to its executive officers.

         (g) Indemnity. During the Employment Term and for six years thereafter, the Corporation will provide to the Employee indemnification rights available to its directors and officers generally, including the benefit of such policies of directors' and officers' liability insurance as the Corporation maintains for the benefit of all its directors and officers during such period.

3. Term and Termination.

         (a) The term of this Agreement shall be for the period commencing on the date hereof and terminating on the date that is two years after the date hereof, unless earlier terminated pursuant to any of the provisions of this
Section 3 (the "Term"). The period commencing on the date hereof and ending on the earlier of (i) the expiration of the Term and (ii) the last day of the Employee's employment with the Corporation, a Ecolochem Entity or any of their respective subsidiaries shall be referred to as the "Employment Term."

         (b) The Corporation may terminate Employee's employment at any time for Cause (as defined below). "Cause" shall mean any of the following: (i) the Employee's dishonesty, malfeasance, disloyalty or breach of fiduciary duties to the Corporation; (ii) the conviction of, or plea of guilty or nolo contendere by, the Employee for any felony involving moral turpitude (or for any lesser crime or offense involving the Corporation); (iii) the failure or refusal, except due to incapacity as a result of illness or disability, of the Employee to perform the lawful duties appropriate to his office assigned to him pursuant to this Agreement, provided that such failure or refusal continues uncorrected for a period of 30 days after the Employee shall have received specific written directions in respect thereof from the Chief Executive Officer; or (iv) any breach by the Employee of Section 4 of this Agreement or of the Employer's Agreement With Employee in the form of Exhibit A attached hereto. The Employee's employment shall also terminate immediately upon his death. The Corporation may terminate the Employee's employment upon ten (10) days' prior written notice following a determination by the Board that the Employee has a Permanent Disability (as hereinafter defined); provided, however, that no such termination shall be effective (i) prior to the expiration of the 180-day period following the date the Employee first incurred the condition which is the basis for the Permanent Disability or (ii) if the Employee begins to substantially perform the significant aspects of his regular duties prior to the proposed effective date of such termination. For purposes of this Agreement, "Permanent Disability" shall mean the Employee's inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of his regular duties, as contemplated by this Agreement, which inability is reasonably contemplated to continue for at least one (1) year from its incidence and at least 90 days from the date of such determination. Any question as to the existence, extent, or potentiality of the Employee's Permanent Disability shall be determined by a qualified independent physician selected by the Employee (or, of the Employee is unable to make such selection, by an adult member of the Employee's immediate family) and reasonably acceptable to the Board. If the Employee's employment is terminated due to any of the reasons stated in this Section 3(b), or if the Employee terminates his employment ((other than for Good Reason (as defined below) within 24 months after a Change in Control (as defined below)), then the Corporation shall have no further obligation to the Employee under this Agreement except for payment pursuant to Section 2 of this Agreement for services theretofore rendered by the Employee and for benefits required to be paid or provided by law and payments of the Employee's normal post-termination benefits in accordance with the Corporation's retirement, insurance and other benefit plans and arrangements.

         (c) If the Corporation terminates this Agreement prior to its expiration for any reason other than any of the reasons stated in Section 3(b), or if the Employee terminates his employment with the Corporation for Good Reason during the Employment Term within 24 months after a Change in Control, then the Employee shall receive (i) a severance benefit equal to (A) the sum equal to eighteen months of his then-current base salary, plus (B) an amount equal to 1.5 times the Employee's target bonus, if any, for the fiscal year in which such termination occurs, and (ii) benefits required to be paid or provided by law and payment of the Employee's normal post-termination benefits in accordance with the Corporation's retirement, insurance and other benefit plans and arrangements, including without limitation thereto the bonus earned for any fiscal year in which such termination occurs or any previous fiscal year but not fully paid at the time of such termination.

         (d) As used herein, the following terms shall have the following respective meanings:

                  (i) A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur: (A) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportion as their ownership of stock of the Corporation) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (B) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (C) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of the Corporation's then outstanding securities; or (D) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

                  (ii) "Good Reason" shall mean, without the Employee's written consent, the occurrence within 24 months after a Change in Control of the Corporation, provided that such occurrence falls within the Employment Term, of any of the following circumstances unless, in the case of paragraphs (A), (C),
(D) or (F), such circumstances are fully corrected prior to the Employee's date of termination specified in the notice of termination given in respect thereof:

                         (A) any significant diminution in the Employee's
position, duties, responsibilities, power, title or office as in effect immediately prior to a Change in Control;

                         (B) any reduction in the Employee's annual base salary
as in effect on the date hereof or as the same may be increased from time to time;

                         (C) the failure of the Corporation to continue in
effect any material compensation or benefit plan in which the Employee participates immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue the Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee's participation relative to other participants, as existed at the time of the Change in Control, or the failure by the Corporation to award cash bonuses to its executives in amounts substantially consistent with past practice in light of the Corporation's financial performance;

                         (D) the failure by the Corporation to continue to
provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the

Corporation's life insurance, medical, accident, or disability plans in which the Employee was participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide the Employee with the number of paid vacation days to which he is entitled under the terms of this Agreement;

                         (E) any requirement by the Corporation or of any person
in control of the Corporation that the location at which the Employee performs his principal duties for the Corporation be changed to a new location outside a radius of 50 miles from his principal residence at the time of the Change in Control; or

                         (F) the failure of the Corporation to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement.

         (e) Except for any right of continuation of benefits coverage to the extent provided by this Agreement or applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination of the Employment Term.

         (f) All payments made by the Corporation under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Corporation under any applicable law.

4. Employee's Obligations.

         (a) Trade Secrets and Confidential Information. The Employee shall hold in confidence and not disclose (other than in the proper performance of his duties as an officer of the Corporation or as required by law, court order, subpoena or similar legal process) at any time (including any time subsequent to the termination of this Agreement) any and all trade secrets, confidential information or proprietary rights made known to him as such by the Corporation, including, without limiting the generality of the foregoing, customer lists; financial information of the Corporation and its customers; customer requirements; product information, formulations and content; new invention disclosures, patent applications, know-how and other proprietary intellectual property; and plans, systems, processes and preparations for the Corporation's current and proposed business activities. The Employee shall return all written or printed materials (whether in the form of reports, memoranda, lists, computer programs or otherwise) and all copies thereof belonging to the Corporation or relating to any aspect of its business upon the termination of this Employment Agreement.

         (b) Non-Competition/Non-Solicit. The Employee acknowledges that as Vice President, Water Systems Division of the Corporation, he will make a significant contribution to the goodwill of its business. The Employee further acknowledges that he will receive a significant economic benefit as a result of his employment by the Corporation hereunder and the sale to the Corporation of the Ecolochem Entities. In consideration thereof, the Employee agrees that during the Employment Term and for a period of five years thereafter, he will not:

               (i) subject, to Section 4(b)(iii) for a period of five years from the date hereof or, if later, five years from the date Employee is no longer employed by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries (but in no event later than December 31, 2010, unless Employee enters into a new employment agreement with the Corporation or its subsidiaries), Employee shall not engage, anywhere in the world, in any business competitive with any water-related business conducted by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries on the date hereof or on the date Employee ceases to be employed by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries (the "Water-Related Competitive Activities"), including through the ownership of an interest in a business engaged in a Water-Related Competitive Activity or by managing such a business;

               (ii) subject to Section 4(b)(iii), for a period of two years from the date hereof or, if later, two years from the date Employee is no longer employed by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries (but in no event later than four years from the date hereof, unless Employee enters into a new employment agreement with the Corporation or its subsidiaries) Employee shall not engage, anywhere in the world, in any business competitive with any non-water-related business conducted by the Ecolochem Entities or their subsidiaries or the Corporation and its subsidiaries on the date hereof or on the date Employee ceases to be employed by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries (the "Non-Water-Related Competitive Activities" and collectively with the Water-Related Competitive Activities, the "Competitive Activities"), including through the ownership of an interest in a business engaged in a Non-Water-Related Competitive Activity or by managing such a business.

               (iii) the covenants in Section 4(b)(i) and (ii) shall not (A) apply to any activities conducted by Employee on behalf of the Corporation or its affiliates (including the Ecolochem Entities and their subsidiaries), (B) be breached as a result of the ownership by Employee of less than 3% of any class of publicly traded equity or debt securities of a person engaged in any Competitive Activity, provided that Employee does not control such person (it being understood that the 3% threshold set forth in this subsection (X) shall not include any securities held by a registered investment company in which Employee participates or (Y) any interest in any person who, after the date of acquisition of such interest, commences any Competitive Activity, provided that Employee does not control such person.

               (iv) for a period of five years from the date hereof or, if later, five years from the date Employee is no longer employed by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries (but in no event later than December 31, 2010 unless Employee enters into a new employment agreement with the Corporation or its subsidiaries), Employee shall not directly or indirectly (A) recruit or solicit for hire or hire or otherwise engage any employees of the Ecolochem Entities or their subsidiaries or the Corporation or its subsidiaries or any such person who has terminated his/her relationship with the Ecolochem Entities or their subsidiaries or the Corporation or its subsidiaries within six months prior to such action by Employee or (B) encourage or participate in such recruitment, solicitation or hiring.

               (v) for a period of five years from the date hereof or, if later, five years from the date Employee is no longer employed by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries (but in no event later than December 31, 2010 unless Employee enters into a new employment agreement with the Corporation or its subsidiaries), directly or indirectly, solicit or do business in any capacity that constitutes Water-Related

Competitive Activities with any customer of the Ecolochem Entities or their subsidiaries or the Corporation or its subsidiaries.


               (vi) for a period of two years from the date hereof or, if later, two years from the date Employee is no longer employed by the Ecolochem Entities or their subsidiaries or by the Corporation or its subsidiaries (but in no event later than four years from the date hereof, unless Employee enters into a new employment agreement with the Corporation or its subsidiaries), Employee shall not directly or indirectly, solicit or do business in any capacity that constitutes Non-Water-Related Competitive Activities with any customer of the Ecolochem Entities or their subsidiaries or the Corporation or its subsidiaries.

         (c) Injunctive Relief. The parties hereto agree that (i) irreparable injury will result to the Corporation, its business and property and its shareholders in the event of a breach of the provisions of this Section 4; and
(ii) the remedy which the Corporation may have at law for any breach or threat of breach of the provisions of this Section 4 is inadequate. Therefore, the Employee agrees that in the event of breach or threat of breach of the provisions hereof by the Employee, the Corporation shall be entitled to injunctive relief, specific performance or other equitable relief against the Employee restraining him from such a breach, in addition to any and all remedies of law. The Employee agrees that the provisions contained in this Section 4 shall remain in full force and effect notwithstanding the breach or claimed breach of any other provision hereof by any party hereto.

          (d) Judicial Intervention. If any provision of this Section 4 shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. Employee agrees that if he violates any of the covenants in this Section 4, monetary damages will be inadequate, and the Corporation entitled to injunctive relief and specific performance.

5. Waiver of Breach. The waiver by either party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate as or be construed to be a waiver of any subsequent breach of such other party.

6. Notices. Any notice or other communication required by or which may be given to either party hereunder shall be in writing and shall be deemed given effectively if delivered personally to such party (or the Clerk, in the case of the Corporation) or if mailed by registered or certified mail, postage prepaid, return receipt requested, to the address stated for each party in the first paragraph of this Agreement. Either party may designate a different address by giving notice of change of address in the manner herein provided.

7. Construction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

8. Arbitration. Any controversy or claim arising out of or relating to this Agreement or breach thereof (except those for which injunctive or other equitable relief may be sought) shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with the commercial arbitration rules then obtaining of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

9. Entire Agreement. This Agreement, together with the agreements attached hereto as Exhibits, constitutes the entire agreement of the parties hereto relating to the employment of the Employee by the Corporation. This Agreement may not be changed except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

10. Assignment. This Agreement is a personal contract, and the Employee may not assign any of his rights or delegate any of his duties under this Agreement, but the rights of the

Employee hereunder shall inure to the benefit of his heirs, executors, administrators and legal representatives. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation. The Corporation shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

11. Severability; Survival.

         (a) It is further understood and agreed by the parties hereto that if any of the provisions of this Agreement shall contravene, or be invalid under, the laws of the jurisdiction where invoked, such contravention or invalidity shall not invalidate the whole Agreement, but it shall be construed as it not containing the particular provision or provisions held to be invalid in the said particular jurisdiction, and the rights and obligations of the parities shall be construed and enforced accordingly.

         (b) Sections 4, 5, 6, 7, 8, 9, 11, and 13 of this Agreement shall survive the expiration or earlier termination of this Agreement. In the event any monetary or other obligations are owing to Employee at the time of termination, such obligations shall not terminate.

12. Miscellaneous.

         (a) The Employee shall sign the Agreement With Employee (dealing with inventions and proprietary information) attached hereto as Exhibit A simultaneously herewith.

         (b) Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other, take such further action and execute acknowledge and deliver such instruments and documents of further assurance, as may be necessary to carry out the provisions of this Agreement.

13. Consent to Jurisdiction. To the extent any claim or action (i) arising out of or based upon this Agreement; (ii) arising out of or based upon the Employee's employment with the Corporation and/or termination thereof; or (iii) relating to the subject matter hereof, is not subject to mandatory arbitration pursuant to Section 8 above, each of the Corporation and the Employee, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of Massachusetts and agrees not to commence any such claim or action other than in the above named courts.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date hereinabove first set forth.

                                 IONICS, INCORPORATED


                                 By: /s/ Douglas R. Brown
                                     -----------------------------------------
                                     Douglas R. Brown
                                     Chief Executive Officer


                                     /s/ Lyman B. Dickerson
                                     -----------------------------------------
                                     Lyman B. Dickerson

                                                                       EXHIBIT A


                             AGREEMENT WITH EMPLOYEE



THIS AGREEMENT is made as of the 13th day of February, 2004 between Lyman B. Dickerson (hereinafter called the "Employee") and IONICS, INCORPORATED, a Massachusetts corporation (hereinafter called the "Company").

WHEREAS, the Company and its subsidiaries are engaged throughout the world in the manufacture of products in accordance with secret processes and formulas, and their employees have or may become acquainted with such processes and formulas and the research and developments carried on and may contribute new inventions or improvements on those already existing, or both; and

WHEREAS, Employee has become employed by the Company pursuant to an Employment Agreement of even date herewith (the "Employment Agreement").

NOW, THEREFORE, it is agreed as follows:

1. INTELLECTUAL PROPERTY. (a) Employee will promptly disclose in writing to the Clerk of the Company, or his nominee, all information, observations, data and records arising out of or obtained in the course of his work for the Company, and all those discoveries, inventions, devices, machines, processes, designs, composition of matter and improvements thereon, and any new use of the same, whether patentable or not, as well as patents and patent applications (hereinafter collectively called "inventions") made, conceived, developed or acquired by him, or under which Employee acquired the right to grant licenses or become licensed, whether alone or jointly with others, in connection with his employment by the Company and within a period of one year after termination, for whatever reason, of his employment hereunder, which (i) has arisen or may arise out of or in connection with his employment with the Company, or (ii) relate to any matters pertaining to or useful in connection with any present or contemplated activity or interest of the Company or of any of the affiliated or subsidiary companies of the Company, or (iii) relate to work done by the Company for a client, in each case, with which matters Employee has been or may be in any way connected or about which Employee has obtained knowledge in connection with his employment by the Company. All Employee's title and interest in, to and under all such inventions, licenses and rights to grant licenses shall be the sole and exclusive property of the Company, and Employee hereby assigns and agrees to assign the same to the Company.

         (b) It is the policy of the Company (which, however, assumes no obligation by this paragraph) to transfer or quitclaim to Employee any invention or improvement made or conceived by Employee which the Company deems not then of active interest to it or likely to become so.

         (c) Employee will at any time, whether or not then in the employ of the Company, upon the request of the Company and without further remuneration (except as provided in Section 4 hereof) (a) execute, acknowledge and deliver to the Company any document which the Company shall deem reasonably necessary to effect valid assignments to it of all Employee's right, title and interest in, to and under such inventions, licenses and rights to grant license, (b) execute any document which the Company shall deem reasonably necessary to enable it to file and prosecute applications for letters patent of the United States and any foreign country on such inventions, and (c) do all other things (including the giving of evidence in suits, interferences, oppositions, revocations and other proceedings) which the Company shall deem reasonably necessary or reasonably convenient for patenting or prosecuting or asserting patents for any and all such inventions, for the prosecution of applications for the reissue, renewal and extension of such patents, and for the establishing of any fact becoming known to Employee in connection with his employment.

2. CONFIDENTIAL INFORMATION. Employee acknowledges his obligations concerning trade secrets and confidential information set forth at
         Section 4(a) of the Employment Agreement.

3. GOVERNMENTAL MATTERS. Employee will do all things reasonably necessary for the Company to comply with U.S. Government regulations and with provisions of contracts between the U.S. Government and the Company which relate either to patent rights or to the safeguarding of information pertaining to the defense of the United States.

4. EXPENSES. All expenses incident to any action required by the Company or taken in its behalf pursuant to the terms of this agreement shall be borne by the Company, including a reasonable payment for Employee's time and expenses involved in case Employee is not then in the Company's employ, which payment for Employee's time shall not in any event be less than his salary for a comparable period of time as of the termination of his employment.

5. CONFIDENTIAL INFORMATION OF OTHERS. Employee shall not be requested or required to violate, and Employee agrees to respect, any valid obligations employee now has to prior employers or others relating to proprietary or confidential information and to Employee's inventions and discoveries. Employee has supplied or promptly shall supply to the Company a copy of all written agreements containing any such obligations.

This Agreement of two pages is executed in duplicate as a sealed instrument as of the date first set forth above.



                                            IONICS, INCORPORATED



                                            By  /s/ Stephen Korn
                                              --------------------------------



WITNESS:                                    EMPLOYEE:


/s/ Frederick T. Stant                          /s/ Lyman B. Dickerson
---------------------------                 ----------------------------------
                                            Lyman B. Dickerson








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